FIRST AMENDMENT TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF HOLDEN HILLS, L.P.

This First Amendment to the Amended and Restated Limited Partnership Agreement of Holden Hills, L.P. (this “First Amendment”) is made and entered into effective as of June 13, 2025 (the “Effective Date”) by and among HOLDEN HILLS GP, L.L.C., a Texas limited liability company (the “General Partner”), STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership (the “Class A Limited Partner”), and BARTONI, LLC, a Delaware limited liability company (the “Class B Limited Partner”).
R E C I T A L S:
A.    HOLDEN HILLS, L.P., a Texas limited partnership (the “Partnership”), is governed by that certain Amended and Restated Limited Partnership Agreement of Holden Hills, L.P. dated effective as of January 31, 2023 (the “Partnership Agreement”).
B.    Capitalized terms used in this First Amendment and not defined in this First Amendment will have the meanings ascribed to such terms in the Partnership Agreement.
C.    The Partners desire to amend the Partnership Agreement as set forth in this First Amendment.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Agreement is hereby amended as follows:
1.Amendments to Section 7.4. The third to last paragraph of Section 7.4 of the Partnership Agreement is hereby deleted and replaced with the following:
“A Limited Partner’s failure to provide written notice to the General Partner of its objection to any Major Decision within ten (10) business days after delivery of written notice thereof by the General Partner (which notice may be given by email) (the “Consent Request Notice”) shall be deemed a disapproval of such Major Decision by such Limited Partner; provided, however, in the event of a bona fide emergency that requires the determination of a Major Decision within less than ten (10) business days, approval or disapproval must be provided within a reasonable and appropriate time frame requested by the General Partner in the Consent Request Notice, provided that a failure of a Limited Partner to provide a timely written notice to the General Partner of its approval or disapproval of such emergency Major Decision shall be deemed such Limited Partner’s disapproval of such Major Decision. Notwithstanding the foregoing, instead of ten (10) business days, the timeframe for objections to each proposed Annual Revised Project Budget, Annual Revised Business Plan, Annual Revised Operating Budget, or Material Plan or Budget Change is thirty (30) days as provided in Section 7.16(d)(ii). If any Limited Partner does not approve any Major Decision proposed by the General Partner and the Partners fail to resolve any disagreement regarding such approval or Major Decision within an additional fifteen (15)-day negotiation period, then any Partner may, within thirty (30) days after the expiration of such 15-day period, declare a “Deadlock” to have occurred by delivering written notice of the Deadlock (“Deadlock Notice”) to the other Partners.”

The last paragraph of Section 7.4 of the Partnership Agreement is hereby deleted and replaced with the following:
“Notwithstanding anything to the contrary, determinations of the Partnership regarding whether to provide or withhold, assert or refrain from asserting, defend, or settle (as the case may be), and the terms of, consents, authorizations, waivers, claims, and settlements of claims between the Partnership or any subsidiary of the Partnership, on the one hand, and the General Partner or any Affiliate of the General Partner or the Class A Limited Partner, on the other hand, under the Development Management Agreement, the Asset Management Agreement, the Listing Agreement, the Development Agreement, and any other agreement between the Partnership or any subsidiary of the Partnership, on the one hand, and the General Partner or any Affiliate of the General Partner or the Class A Limited Partner, on the other hand, shall be determined on behalf of the Partnership by the Class B Limited Partner.”
2.Amendment to Section 7.11(a). The last sentence of Section 7.11(a) of the Partnership Agreement is hereby deleted and replaced with the following:
“Notwithstanding anything to the contrary, no Partner shall be required to make Capital Contributions to the Partnership for purposes of paying the Partnership’s indemnification obligations hereunder (x) that exceed such Partner’s proportionate share (based on the Capital Interests of the respective Partners) of any such indemnification obligations, (y) unless and until all insurance proceeds with respect to such Indemnified Losses have been collected and applied to such Indemnified Losses, or (z) to the extent such Capital Contributions exceed the lesser of (i) 15% of the sum of such Partner’s Initial Capital Contributions plus such Partner’s Capital Commitment and (ii) the undrawn balance of the sum of such Partner’s Initial Capital Contributions plus such Partner’s Capital Commitment.”
3.Amendment to Section 7.15(b). The following is hereby added as a new Section 7.15(b)(iv) of the Partnership Agreement:
“(iv)    Publicity. Without limiting the remaining provisions of this Section 7.15 (except with regard to a Disclosure Breach), (A) each Partner shall not, and shall cause its Affiliates and their respective employees, legal counsel, agents, and other representatives (collectively, the “Representatives”) to not, and shall use commercially reasonable efforts to cause the Partner’s and its Affiliates’ respective consultants, lenders, Prospective Lenders, investors, and Prospective Investors, to not, and (B) the Partnership shall not, and shall cause its subsidiaries and their respective Representatives to not, and shall use commercially reasonable efforts to cause the Partnership’s and its subsidiaries’ respective consultants, legal counsel, lenders, Prospective Lenders, investors, Prospective Investors, agents, and other representatives to not, disclose, publish, or use the name or other identifying information, or affiliation with the Partnership or any of its subsidiaries or any Project, of any other Partner or any of its Affiliates or any derivative thereof in any public disclosure, press release, interview, article, promotion, advertisement, offering material, or other media release (including an internet posting, web blog, or other electronic publication), without prior written consent of such other Partner. Notwithstanding the above, the Partnership may disclose (1) the identity of the Partners and their Affiliates to lenders and their representatives in connection with financings and refinancings by the Partnership and any of its subsidiaries and to title companies and their representatives in connection with title insurance provided for conveyances, financings, and refinancings; provided that (x) such conveyances, financings and/or refinancings are approved by the Partners in accordance with the terms of this Agreement, (y) no financial information regarding such Partner shall be disclosed in connection with any such conveyances, financings or refinancings without such Partner’s prior written consent, and (z) the lenders, title companies, and their respective representatives in connection with any such conveyance, financing or refinancing shall be subject to customary obligations to maintain the confidentiality of the identity of such Partners, and (2) information regarding Partners and their respective Affiliates to the extent required by applicable legal requirements or by applicable stock exchange rules; provided, however, (aa) the Partnership provides prior written notice (to the extent reasonably practicable) to each Partner stating the legal basis upon which the disclosure is asserted to be required, and (bb), upon the request of such Partner, the Partnership (at such Partner’s expense) takes all reasonable steps to oppose or mitigate any such disclosure. For the avoidance of doubt, except as otherwise provided in this Agreement, neither the Partnership nor any Partner shall disclose or acknowledge any other Partner’s or its Affiliates’ affiliation with the Partnership in connection with any announcement of or other publicity regarding the Partnership or any Project and shall use commercially reasonable efforts to cause other parties to Project-related agreements entered into after the Effective Date to be contractually restricted from making such disclosure or acknowledging such affiliation, in each case, without the prior written consent of such Partner. Notwithstanding the above, neither the Partnership nor any Partner will be responsible or liable for any disclosure of the identity of any Partner or Affiliate of such Partner or the affiliation of such Partner or Affiliate with the Partnership or a Project by any Person to the extent that the identity of any Partner or Affiliate of such Partner or the affiliation of such Partner or Affiliate with the Partnership or a Project is or becomes public knowledge without a violation of this Section 7.15 and other than as a result of a disclosure by a Partner, the Partnership, or Representative in violation of this Agreement. Notwithstanding any provision of this Agreement to the contrary, the exclusive remedies for any breach, violation, or default under Section 7.15(b)(ii) with respect to disclosure of the identity of any Partner or its Affiliates or under this Section 7.15(b)(iv) (a “Disclosure Breach”), will be (i) recovery of all losses and damages of any kind suffered as a result of such Disclosure Breach up to but not exceeding $1,000,000 in the aggregate for such losses and damages, plus out-of-pocket costs and expenses (including reasonable attorneys’ fees) paid or incurred to enforce such right of recovery of such losses and damages and/or (ii) seek temporary, preliminary, and permanent injunctive relief for any Disclosure Breach or threatened Disclosure Breach; provided that there shall not be any requirement to prove the inadequacy of legal damages or post bond or other collateral as a precondition to obtaining such injunctive relief. For the avoidance of doubt, a Disclosure Breach will not be considered a breach, violation, or default under any other provision of this Agreement and will not be considered an Event of Default under Article 13; provided the breaching Partner pays the losses, damages, and expenses provided for in clause (i) of the immediately preceding sentence and/or complies with any injunctive relief orders provided for in clause (ii) of such sentence. Each Partner and the Partnership hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims, causes of actions, and remedies under this Agreement or at law or in equity arising from any Disclosure Breach.”
4.Amendment to Section 8.4(a). The first three (3) sentences of Section 8.4(a) of the Partnership Agreement are hereby deleted and replaced with the following:

“(a)    Notice of Intent. At any time, either the General Partner and the Class A Limited Partner, acting together as one party with respect to their combined Interests, on the one hand (collectively, the “Stratus Partners”), or the Class B Limited Partner, on the other hand, may elect to purchase from, or to sell to, the Class B Limited Partner or the Stratus Partners, respectively, all of such electing Partner’s Interests in accordance with the terms of this Section 8.4 (the “Buy/Sell Right”). All references to “Partner” under this Section 8.4 will include both of the Stratus Partners when applicable to either the Class A Limited Partner or the General Partner. The Buy/Sell Right may be exercised at any time by either Partner (the “Initiating Partner”) by delivering to the other Partner (the “Responding Partner”) and the Partnership a written notice (the “Buy/Sell Offer Notice”) specifying that the Initiating Partner is exercising the Buy/Sell Right and setting forth all of the terms and conditions (the “Offer Terms”) on which the Initiating Partner offers to purchase the Responding Partner’s Interest.”
5.Amendment to Section 8.4(g). Section 8.4(g) of the Partnership Agreement is hereby deleted and replaced with the following:
“(g)    Default. In the event that the Buy/Sell Purchaser defaults in its obligation to purchase the Interests of the Buy/Sell Seller on the Buy/Sell Closing Date, the Buy/Sell Seller shall have the right, as its exclusive remedies, to do any of the following: (i) revoke the Buy/Sell Offer; (ii) solicit third party offers on behalf of the Partnership for the purchase of the Sale Assets, to accept the best such offer, as determined by the Buy/Sell Seller in its sole and absolute discretion, and to cause the Partnership to consummate the sale of the Sale Assets to such third party pursuant to such offer and distribute the proceeds in accordance with Section 6.4 (with the defaulting Buy/Sell Purchaser receiving only eighty percent (80%) of the amount it would be otherwise entitled to thereunder and the other Partner receiving, in addition to the amounts that it would otherwise be entitled to receive in accordance with Section 6.4, the remaining twenty percent (20%) of the amount the Buy/Sell Purchaser would otherwise be entitled to receive); (iii) purchase the Interests of the Buy/Sell Purchaser for a purchase price equal to eighty percent (80%) of the applicable Receipt Amount; or (iii) specifically enforce (without any requirement to post bond or other collateral or establish the inadequacy of legal remedies) the Buy/Sell Purchaser’s obligation to purchase the Interests of the Buy/Sell Seller in accordance with the Offer Terms. In the event the Buy/Sell Seller defaults in its obligation to sell the Interests of the Buy/Sell Seller on the Buy/Sell Closing Date, the Buy/Sell Purchaser shall have the right to specifically enforce (without any requirement to post bond or other collateral or establish the inadequacy of legal remedies) the Buy/Sell Seller’s obligation to sell the Interests of the Buy/Sell Seller in accordance with the Offer Terms and/or pursue an action for damages, costs and expenses.”
6.Amendment to Section 9.1. The following is hereby added to the end of Section 9.1 of the Partnership Agreement:
“In addition, the Partnership shall pay or reimburse the reasonable out-of-pocket expenses paid or incurred by the General Partner and the Class A Limited Partner, on the one hand, and the Class B Limited Partner, on the other hand, in connection with amendments of this Agreement, consents and approvals (including consents and approvals of the respective Partners) relating to this Agreement, and/or in connection with such Partners’ respective investments in the Partnership, and their administration and oversight of such investments. The costs and other expenses to be paid or reimbursed by the Partnership pursuant to this Section 9.1 shall be reimbursed to the respective Partners promptly following the Partnership’s (and in the case of reimbursements to the General Partner and the Class A Limited Partner, the Class B Limited Partner’s) receipt of reasonably detailed invoices therefor. For the avoidance of doubt, (i) reimbursements pursuant to this Section 9.1 shall not be treated as distributions by the Partnership pursuant to Section 6.3 and (ii) subject to Section 15.19, costs and other expenses paid or incurred by the respective parties to prosecute or defend any Dispute shall not be subject to reimbursement or payment by the Partnership pursuant to this Section 9.1.”
7.Amendment to Section 15.20. Section 15.20 of the Partnership Agreement is hereby deleted and replaced with the following:
“15.20    Tied House Law Restrictions.
(a)    As a consequence of 27 C.F.R. Subpart C, including, without limitation, Sections 6.21, 6.31, and 6.32 thereof and similar applicable state or federal laws (whether in effect on the Effective Date or at any later date), the Class B Limited Partner and its Affiliates are restricted from directly or indirectly investing, or holding any investment or interest, in (collectively, together with the investments and activities that are restricted pursuant to Section 2(b) below, “Prohibited Investments”) (i) any real or personal property that is owned, occupied, or used by any wholesaler or retailer of alcoholic beverages, (ii) any Person that is directly or indirectly involved in the wholesale or retail sale of alcoholic beverages (i.e., “non-supplier” tiers in the alcoholic beverage industry), or (iii) other real or personal property that would cause or result in the violation of 27 C.F.R. Subpart C, including, without limitation, Sections 6.21, 6.31, and 6.32 thereof, or similar applicable state or federal laws, by the Class B Limited Partner or any of its Affiliates (collectively the “Tied House Laws”). For the purpose of example only, this would include (without limitation) any Person who has any interest (including, without limitation, as an owner, landlord or lessor, or lender) in any real or personal property, fixture, or equipment that is owned, occupied, or used by, a wholesale or retail seller of alcoholic beverages, including but not limited to, distributors, restaurants, hotels, bars, grocery stores, golf courses, liquor stores, etc.
(b)    Based on the foregoing, General Partner and the Class A Limited Partner hereby covenant and agree that:
(i)    neither the Partnership nor any subsidiary of the Partnership shall directly or indirectly make, acquire, or hold any investment that is, or is reasonably likely to constitute, a Prohibited Investment, in each case, as determined in the sole discretion of the Class B Limited Partner; and
(ii)    no investment or activity of the Partnership or any subsidiary of the Partnership shall be in any way conditioned, directly or indirectly, on any requirement or understanding that any of the Partnership’s or any of its subsidiaries’ direct or indirect shareholders, partners, members, equity holders, managers, officers, directors, employees, or any of their respective Affiliates or family members purchase, promote or display any alcoholic beverages or refrain from purchasing any alcoholic beverages of a particular supplier and that the Partnership’s and its subsidiaries’ respective buying power is completely independent.

(c)    The General Partner hereby represents to the Class B Limited Partner that neither the Partnership nor any of the Partnership’s direct or indirect subsidiaries (i) currently holds any Prohibited Investment or (ii) is engaged in any activity that would cause the Partnership or such subsidiary to be a Prohibited Investment.
(d)    If, notwithstanding the foregoing, the General Partner, the Class A Limited Partner, or the Partnership or any of the Partnership’s subsidiaries obtains knowledge that the Partnership or any subsidiary of the Partnership directly or indirectly holds any investment or asset that is a Prohibited Investment or is directly or indirectly engaged in any activity that would reasonably likely cause the Partnership or such subsidiary to become a Prohibited Investment, then the General Partner and the Class A Limited Partner (i) shall promptly (and in any event within 10 days of obtaining such knowledge) notify the Class B Limited Partner in writing of such investment, asset, activity, or proposed activity, and (b) shall, and shall cause such subsidiary to, cooperate with the Class B Limited Partner to ensure that the Class B Limited Partner and its Affiliates comply and remain in compliance with the Tied House Laws (as determined by the Class B Limited Partner in its sole discretion), which, without limitation, may include, in the Class B Limited Partner’s sole discretion, causing the Partnership or such subsidiary to dispose of such investment or asset or cease such activity.”
(e)    The General Partner and the Class A Limited Partner hereby agree that the interpretation of the Tied House Laws and the requirements thereunder for purposes of this Agreement shall be determined by the Class B Limited Partner, in its sole discretion.”
8.Amendment to Appendix B. The following defined term references are hereby deleted from Appendix B of the Partnership Agreement:
“Investment Restrictions” is defined in Section 15.20.
“Triggering Event” is defined in Section 8.4(a).
The following defined term references and defined terms are hereby added to Appendix B of the Partnership Agreement:
“Disclosure Breach” is defined in Section 7.15(b)(iv).
“Prospective Investor” means any Person who the Partnership, a Partner, or their respective Representatives have substantive discussions with after the Effective Date about investing in the Partnership or a Partner.
“Prospective Lender” means any Person who the Partnership, a Partner, or their respective Representatives have substantive discussions with after the Effective Date about loaning funds to the Partnership or a Partner.
“Representatives” is defined in Section 7.15(b)(iv).
“Tied House Laws” is defined in Section 15.20(a).
9.Multiple Counterparts. This First Amendment may be signed in any number of multiple counterparts that, when taken together, constitute one agreement enforceable against all parties.

A signed copy of this First Amendment delivered by email, PDF, Docusign or similar program, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this First Amendment.
10.Ratification of Partnership Agreement, As Amended. Except as amended by this First Amendment, the Partnership Agreement is hereby ratified, confirmed, and approved.

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[Signature pages follow.]

This First Amendment is executed by the General Partner, the Class A Limited Partner, and the Class B Limited Partner effective as of the Effective Date.
GENERAL PARTNER:
HOLDEN HILLS GP, L.L.C., a Texas limited liability company

By:    /s/ Erin D. Pickens
Erin D. Pickens, Senior Vice President

CLASS A LIMITED PARTNER:

STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership

By:    STRS L.L.C., a Delaware limited liability company, General Partner

By:     Stratus Properties Inc., a Delaware corporation, Sole Member

By:    /s/ Erin D. Pickens
Erin D. Pickens, Senior Vice President

CLASS B LIMITED PARTNER:

BARTONI, LLC, a Delaware limited liability company

By: /s/ Class B Limited Partner